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                                                                   Exhibit 10.27

                              EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on September 19, 2000 by and between REGENERATION TECHNOLOGIES, INC. ("Regeneration Technologies"), a Delaware corporation having its principal address at 1 Innovation Drive, Alachua, Florida 32615 and David R. Bilyeu ("Employee"). Regeneration Technologies and the Employee are collectively referred to as the "Parties" throughout this Agreement. For purposes of this Agreement, Regeneration Technologies includes any and all of its subsidiaries, affiliates, any other company or entity owned and/or operated in whole or in part by any officer or director of Regeneration Technologies.

                                  INTRODUCTION

     Regeneration Technologies operates a tissue processing/manufacturing facility and desires to employ the Employee. The Employee desires to accept employment during the term of this Agreement upon the terms and conditions in this Agreement.

     In consideration of the covenants, mutual promises, representations, and understandings in this Agreement, the Parties agree as follows:

     1. EMPLOYMENT.

     Regeneration Technologies agrees to employ or continue to employ the Employee and the Employee agrees to accept employment or to continue in the employment of Regeneration Technologies. The duties of the Employee shall be those established by Regeneration Technologies' Board of Directors, or its



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officers, from time to time and as needed.

     2. TERM OF AGREEMENT.

     This Agreement shall become effective when the Parties execute and date this Agreement. This Agreement is intended to remain in effect for a period of two (2) years from the date this Agreement is executed, unless this Agreement is terminated earlier as hereinafter provided. This agreement will be subject to an annual renewal option extending beyond this initial two (2) year period.

     3.  COMPENSATION.

         a. ANNUAL SALARY.

     Regeneration Technologies shall pay to the Employee as compensation for the Employee's services $8,076.92 bi-weekly computed from an annual figure of $210,000, payable in accordance with the payroll policies of Regeneration Technologies. The Employee's salary shall be reviewed annually by Regeneration Technologies' Board of Directors, at which time the Employee's salary may be adjusted by Regeneration Technologies' Board of Directors.

         b. PERFORMANCE BONUS.

     To provide a greater incentive for the Employee, a cash bonus may be paid to the Employee at any time during the year, or after the close of the year, based upon the performance of Regeneration Technologies and the performance of the Employee during such year; provided, however, that the payment of any such bonus and the amount shall be within the sole discretion of Regeneration



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Technologies' Board of Directors. Bonus agreements made as indicated by the initial employment offer shall be honored provided all conditions and responsibilities remain the same. In making bonus determinations, executive management of Regeneration Technologies will consider the following:

               (i)  The net profit of Regeneration Technologies for the year:

               (ii) The base salary of the Employee:

              (iii) The Employee's overall performance as an employee of the
                    Regeneration Technologies;

               (iv) A comparison of the Employee's performance with the
                    performance of the other employees of Regeneration Technologies; and

               (v) such other matters as may be considered appropriate by executive management.

         c. STOCK OPTIONS.

     The Employee shall be granted an option to purchase shares of common stock of Regeneration Technologies, Inc. in the amount of 240,000 option shares at a price of $14.00 per option as stipulated by Regeneration Technologies in its offer letter to the Employee. These options are subject to vesting of 20% per calendar year on the anniversary date of the options grant and all other requirements as are set forth in the Omnibus Stock Plan, the



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Employee Restricted Stock Agreement and the Incentive Stock Option Grant
Agreement of Regeneration Technologies.

         d. BUSINESS EXPENSES.

     Except as otherwise provided in this Agreement, Regeneration Technologies shall pay, either directly or by reimbursement to the Employee, such reasonable and necessary business expenses incurred by the Employee in the course of his employment by Regeneration Technologies as are consistent with Regeneration Technologies' policies in existence from time to time, subject to such dollar limitations and verification and record keeping requirements as may be established from time to time by Regeneration Technologies.

         e. EMPLOYEE BENEFITS.

     The Employee shall be entitled to such vacation days, sick days, insurance and other employee benefit programs as are established for all other employees of the Regeneration Technologies, on the same basis as such other employees are entitled thereto. In addition, the employee shall be entitled to an enhanced benefit plan (Attachment - Schedule A). It is understood that the establishment, change or termination of any such employee benefit programs is within the sole discretion of Regeneration Technologies and that any such termination or change in any such program shall not affect this Agreement.



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     4. DEVOTION TO EMPLOYMENT.

     During the term of this Agreement, the Employee shall devote his full time to Regeneration Technologies and the Employee shall not engage in any other gainful employment without the written consent of Regeneration Technologies. Nothing in this Agreement shall prohibit the Employee, however, from investing or trading in stocks, bonds, commodities, or other forms of investments in other companies or entities which would not be in conflict with the best interest of Regeneration Technologies, and their business objectives.

     5.  TERMINATION OF EMPLOYMENT.

         a. VOLUNTARY TERMINATION.

     Either the Employee or Regeneration Technologies may voluntarily terminate the Employee's employment with Regeneration Technologies (and, except as otherwise specifically provided hereunder, this Agreement) at any time, by delivering to the other party written notice of such intention not less than thirty (30) days prior to the effective date of termination. Notwithstanding the foregoing, if notice of termination is given by Employee to Regeneration Technologies, Regeneration Technologies shall have the right, within three (3) business days of receipt of the Employee's notice, to terminate the Employee's employment prior to the Employee working the remainder of the thirty (30) day notice period.

         b. TERMINATION FOR CAUSE.



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     Regeneration Technologies may immediately terminate the Employee's employment (and, except as otherwise specifically provided hereunder, this Agreement) for cause by giving written notice (without regard to the thirty (30) day notice period provided in paragraph a above) of such termination to Employee specifying the grounds therefor. The decision to terminate Employee's employment for cause shall be made at the sole discretion of Regeneration Technologies' President and CEO and the Board of Directors.

     A termination for cause may include, but is not limited to, any one or more of the following reasons:

               (i) Willfully or negligently damaging Regeneration Technologies' property, business, reputation, or goodwill;

               (ii) Willfully injuring any employee of Regeneration
                    Technologies;

              (iii) Willfully injuring any person in the course of the
                    performance of services for Regeneration Technologies;

               (iv) Lawfully charged with commission of a felony;

               (v)  Stealing, dishonesty, fraud, or embezzlement;

               (vi) Deliberate and continuous neglect of duty;

              (vii) Failure to properly or satisfactorily perform the



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                    Employee's duties;

             (viii) Use of alcohol or narcotics to the extent it prevents, in the sole judgement of Regeneration Technologies' executive management, the Employee from effectively performing his or her duties described in Paragraph I above;

               (ix) Violating the covenants set forth in Paragraphs 6, 7, 9, 10 and 11 of this Agreement.

         c. TERMINATION UPON DEATH, INCOMPETENCY, OR DISABILITY.

     Regeneration Technologies shall have the right to terminate the Employee's employment with Regeneration Technologies (and, except as otherwise specifically provided hereunder, this Agreement) immediately and without prior written notice to the Employee as required by paragraph "a" above in the event that the Employee dies, is adjudicated incompetent, or is permanently disabled, as defined by this Agreement. In this Agreement, the term permanently disabled shall mean that the Employee is unable to perform adequately his or her regular duties under this Agreement as a result of sickness or accident and such health condition appears to be permanent. The determination of permanent disability shall be made at the sole discretion of Regeneration Technologies' President and CEO and the Board of Directors and such a determination shall be final and binding on the Employee.



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     6. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

     The Employee acknowledges, recognizes and understands that, in connection with the Employee's employment with Regeneration Technologies, the Employee has and will have access to certain proprietary, sensitive and confidential information of Regeneration Technologies including but not limited to: the identity of Regeneration Technologies' clients, prospective clients, and other client information; the existence of negotiations with prospective clients of Regeneration Technologies; marketing data and plans; financial information and financial data not publicly disclosed; all drawings, records, sketches, and models; trade secrets and trade secrets relating to services of Regeneration Technologies; and, products being developed by Regeneration Technologies ("Confidential Information").

     Employee also acknowledges, recognizes and understands that Regeneration Technologies owns or has access to various types of intellectual property that are protected or may be protected by copyright, trademark, patent, trade secret, or other laws. The types of intellectual property that are considered proprietary to Regeneration Technologies and that must be protected include but are not limited to: patent applications; trademarks; programs; source and relocatable code for all programs; engineering, research, and technical documents; unpublished product specifications; products under development; and, information belonging to other companies that is provided to Regeneration



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Technologies under confidentiality agreements ("Intellectual Property").

     The Employee acknowledges and agrees that the maintenance of the confidentiality of the Confidential Information and Intellectual Property and restrictions on the use of the Confidential Information and Intellectual Property is essential to Regeneration Technologies.

     The provisions of this Paragraph 6 shall survive the termination of Employee's employment with Regeneration Technologies.

     7. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

     The Employee shall not, during or after the termination of his or her employment with Regeneration Technologies: (a) directly or indirectly publish, disclose, reproduce, record, make facsimiles of, abstract, summarize, remove, make accessible, or misappropriate any Confidential Information or Intellectual Property as defined under this Agreement, to any person (including family members and friends), firm, corporation, or association or other entity, competitor or third party, for any reason whatsoever; or, (b) use, keep, or otherwise deal in or with such Confidential Information or Trade Secrets, except during employment with Regeneration Technologies and for the benefit of Regeneration Technologies, without prior written permission of the President and CEO of Regeneration Technologies. The Employee agrees not to disclose any Confidential Information or Intellectual Property to other employees of



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Regeneration Technologies unless authorized by the President and CEO of
Regeneration Technologies.

     All of the Confidential Information or Intellectual Property listed in Paragraph number six (6) above is, and shall remain, the exclusive property of Regeneration Technologies, and shall not be removed from Regeneration Technologies' premises, without the prior written consent of the President and CEO of Regeneration Technologies. The Employee shall return all Confidential Information and Intellectual Property described in Paragraph number six (6) prior to or at the termination of his or her employment with Regeneration Technologies. The Employee agrees that he is under no obligation to any former employer which is in any way inconsistent with this Agreement or which imposes any restriction on behalf of Regeneration Technologies or the Employee. The Employee also acknowledges that he has been instructed by Regeneration Technologies that during his employment with Regeneration Technologies, he is not to divulge to Regeneration Technologies, its employees, or its consultants, any confidential information or intellectual property obtained by the Employee from any previous employers, entities, or persons. The provisions of this Paragraph 7 shall survive the termination of Employee's employment with Regeneration Technologies and the termination of this Agreement.

     8. IRREPARABLE HARM.

     The Employee acknowledges and agrees that any disclosure of


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Confidential Information and Intellectual Property delineated in paragraph number six (6) by the Employee would cause severe and irreparable harm to Regeneration Technologies. In the event there is a breach or a threatened breach by the Employee of the Non-Disclosure provisions of this Agreement, Regeneration Technologies shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, such Confidential Information and Intellectual Property or from rendering a service to any person, firm, corporation, association, or other entity, to whom such information has been disclosed and to recover all costs of pursuing such remedy, including reasonable attorneys' fees, costs, and expenses. Nothing in this Agreement shall be construed as prohibiting Regeneration Technologies from pursuing other remedies as may be available to it for the Employee's breach or threatened breach, including recovery of damages from the Employee. The provisions of this Paragraph 8 shall survive the termination of Employee's employment with Regeneration Technologies and the termination of this Agreement.

     9. EMPLOYEE DEVELOPMENTS.

     The Employee is aware and understands that during the term of the Employee's employment with Regeneration Technologies or with the financial and other assistance that may be provided by Regeneration Technologies, the Employee may invent, create, develop, and improve certain valuable property such as, but not limited to, patents, trademarks, inventions, other patentable



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inventions and other trade secrets and formula ("Employee Developments"). The
Employee agrees that all Employee Developments that may be developed or produced by the Employee during the Employee's employment by Regeneration Technologies are and will be the property of Regeneration Technologies and that the Employee further agrees that he will, at the request of Regeneration Technologies, execute such documents Regeneration Technologies may reasonably request from time to time, to assign and transfer all of the right, title and interest in Employee Developments that are the property of Regeneration Technologies to Regeneration Technologies and he will cooperate with Regeneration Technologies in connection with any patent applications. In this regard, the Employee will, at all times, fully advise and inform Regeneration Technologies of all matters that the Employee may be developing or working on while employed by Regeneration Technologies. The Employee further agrees that upon the termination of his or her employment with Regeneration Technologies for any reason whatsoever, the Employee shall immediately deliver and surrender to Regeneration Technologies any and all plans, documents and other materials of any nature relating to the Employee Developments. Regeneration Technologies may provide additional compensation to the Employee as consideration for Employee Developments in accordance with any patent policy of Regeneration Technologies. The provisions of this Paragraph 9 shall survive the termination of Employee's employment with Regeneration



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Technologies and the termination of this Agreement.

     10. NON-COMPETITION.

     In the event of the termination of the Employee's employment with Regeneration Technologies either by Regeneration Technologies for cause or voluntarily by the Employee, the Employee agrees that for a period of two (2) years following the effective date of the termination, the Employee will not engage in or be associated with or employed by any "Licensed Tissue Bank" organization, which engages in the business of recovery, procurement, manufacturing, or distributing products from bone tissue in the United States. The Licensed Tissue Bank organizations that Employee specifically agrees not to become employed by or in any way associate with for a two (2) year period following the effective date of Employee's termination are as follows:
Musculoskeletal Transplant Foundation; CryoLife; LifeCell; Allosource; Tissue Banks International; Osteotech, Inc.; LifeLink Tissue Bank; Life Net; Community Tissue Services; American Red Cross; BioGenetics; and, Cryogenic. The Employee also agrees that for a two (2) year period following the effective date of Employee's termination not to participant in, assist with or in any become associated with or employed by any new start up venture engaged in the business of a Licensed Tissue Bank. This limitation of employment excludes any and all non-biologic implantable medical devices.

     This non-compete is valid only if employee is terminated for cause or



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voluntarily terminates his employment.

     In the event the employee is terminated without cause. Employee agrees that for a period of one (1) year following the effective date of such termination, Employee will not engage in any business which harvests or delivers human tissue or products derived from human tissue within the Corporation's service area; provided, however, that Employee shall then be entitled to a severance payment in the amount of six (6) months salary (computed without reference to fringe benefits, bonuses, or any other form of compensation and subject to applicable taxes). The Corporation may require the Employee to execute a release of claims against the Corporation as a condition precedent to its obligation to make the severance payment described herein.

     The Employee acknowledges that this restrictive covenant is reasonably necessary to protect Regeneration Technologies' legitimate business interests, which are represented by, among other things, the substantial relationships between Regeneration Technologies and its licensees and tissue sources, as well as the goodwill established by Regeneration Technologies with licensees and tissue sources in the United States and other countries where Regeneration Technologies' tissues are distributed over a protracted period, specialized training, and other legitimate business reasons.

     The Employee recognizes that Regeneration Technologies would not sign this Agreement without the inclusion of this covenant, and the Employee confirms



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the sufficiency of the consideration received by the Employee, in the form of employment or continued employment by Regeneration Technologies, in accepting this covenant as a material term of this Agreement. The provisions of this Paragraph 10 shall survive the termination of Employee's employment with Regeneration Technologies and the termination of this Agreement.

     11. NON-SOLICITATION.

     The Employee agrees during his employment with Regeneration Technologies, and for a period of two (2) years from the termination date of his employment with Regeneration Technologies, not to: (a) engage, hire, employ, or solicit any employee of Regeneration Technologies, or any subsidiary or affiliate of Regeneration Technologies, or otherwise induce or attempt to induce any employee of Regeneration Technologies to leave the employment of Regeneration Technologies; or (b) directly or indirectly attempt to solicit any client or customer of Regeneration Technologies, or any client or customer of any subsidiary or affiliate of Regeneration Technologies, or directly or indirectly interfere with Regeneration Technologies' relationship, or any subsidiary's or affiliate's relationship, with any of its clients or customers. The provisions of this Paragraph 11 shall survive the termination of Employee's employment with Regeneration Technologies and the termination of this Agreement.

     12. REMEDIES FOR BREACH OF LIMITATION OF EMPLOYMENT AND NON-SOLICITATION.

     It is understood and agreed by the Parties that Regeneration Technologies



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shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of Paragraphs 10 and 11, which injunctive relief shall be in addition to any other rights or remedies available to Regeneration Technologies. If such a violation occurs, the Employee shall be responsible for the payment of reasonable attorneys' fees and other costs and expenses incurred by Regeneration Technologies in enforcing the covenants contained in Paragraphs 10 and 11, whether incurred at the trial level or in any appellate proceeding.

     13. NON-DISPARAGEMENT.

     While employed by Regeneration Technologies or any affiliate of Regeneration Technologies and after the Employee's employment terminates for whatever reason, the Employee agrees not to disparage, denigrate, or comment negatively upon, either orally or in writing, Regeneration Technologies, or any of its affiliates, officers, or directors, to or in the presence of any person or entity.

     14. INVALID PROVISION.

     In the event any provision of this Agreement should be or become invalid or unenforceable, the invalid provision shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained in this Agreement should be or become too broad or extensive to permit enforcement of the covenant or provision to its full extent, then any restriction or covenant shall be enforced to the maximum extent


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permitted by law. The Employee consents and agrees that the scope of any restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce the restriction or covenant.

     15. MEDIATION.

     The Parties acknowledge and agree that in the event that a dispute arises between Regeneration Technologies and the Employee pertaining to the employment provisions of this Agreement (paragraphs 1, 2, 3, 4, and 5), the Parties agree to mediate the dispute within thirty (30) days of the dispute and prior to either of the Parties instituting a lawsuit under the Agreement. The Parties agree to mutually select and agree upon a mediator and to split the costs and expenses equally associated with the mediation. If either of the Parties fail to agree to or hinder the mediation process, such conduct shall be a breach of this Agreement.

     16. DISPUTES, ATTORNEY'S FEES, COSTS AND EXPENSES.

     Except as provided in paragraphs 8 and 12 above, in the event a dispute arises between the Parties and a suit is instituted, the prevailing party in such litigation shall be entitled to recover reasonable attorney's fees and other costs and expenses from the non-prevailing party, whether incurred at the trial level or in any appellate proceeding. In addition, each party, to the fullest extent permitted by applicable law, irrevocably waives all right to a trial by jury as to any issue in any action, proceeding or counterclaim arising out of this Agreement.



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     17. APPLICABLE LAW AND VENUE.

     This Agreement shall be interpreted under and governed by the laws of the State of Florida. The venue of any action brought under this Agreement shall be Alachua County, Florida.

     18. COMPLETE AGREEMENT.

     The Employee acknowledges and agrees that no representation, promise, or agreement regarding the subject matter of this Agreement has been made to or with the Employee that is not provided for in this Agreement. This Agreement represents the complete Agreement between Regeneration Technologies and the Employee regarding the subject matter of this Agreement. Any representations or agreements regarding the subject matter of this Agreement not explicitly included in this Agreement are considered waived and/or merged into this Agreement, and are thus unenforceable. Any previous agreements between Regeneration Technologies and the Employee regarding the subject matter of this Agreement are superseded by the execution of this Agreement, and shall lack any continuing force or effect.

     19. AMENDMENTS OR MODIFICATIONS.

     No amendments or modifications to this Agreement shall be binding on any of the Parties unless such amendment or modification is in writing and executed by all of the Parties to this Agreement.



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     20. SUCCESSORS AND ASSIGNS.

     This Agreement shall be binding upon and inure to the benefit of Regeneration Technologies' successors and assigns.

     21. CONSTRUCTION.

     The Employee agrees and understands that the headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be construed according to its fair meaning and not strictly for or against Regeneration Technologies or the Employee.

     22. NON-WAIVER.

     The failure of Regeneration Technologies or the Employee in any instance to exercise any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege. All waivers by either Regeneration Technologies or the Employee must be contained in writing signed by the party to be charged, and in the case of Regeneration Technologies, by an officer or director of Regeneration Technologies.

     23. READ AND UNDERSTAND.

     The Parties to this Agreement represent and agree that they have carefully read and fully understand all of the provisions of this Agreement and that they are entering into this Agreement with the intent to be bound by its terms and conditions. The Employee represents and agrees that his or her initials on


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each page of this Agreement is irrefutable evidence that he or she has read and fully understands all of the provisions of this Agreement.

     IN THE PRESENCE OF WITNESSES, the Parties execute this eighteen (18) page Agreement.

     DATED this ______ day of __________, 2000.

EMPLOYEE:                                   ON BEHALF OF REGENERATION

                                            TECHNOLOGIES, INC.:

Signature: /s/ DAVID R. BILYEU              Signature: /s/ JAMES M. GROOMS
           ----------------------------             ----------------------------

Title:  V.P. OF ADMINISTRATIVE SERVICES     Title:  PRESIDENT/CEO
        -------------------------------             ----------------------------
Date:   10/09/00                            Date:   10/10/00
        -------------------------------             ----------------------------




WITNESS:                                    WITNESS:

Name: /s/ GARY JOSEPHSON                    Name:  /s/KATHLEEN M. DAVIS
     ----------------------------------           ------------------------------
Date:  10/09/00                             Date:  10/10/00
      ---------------------------------           ------------------------------

Attachment.



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